Exhibit 28 (j)(2) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

KPMG LLP

Two Financial Center 60 South Street

Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 26, 2026, with respect to the financial statements of Federated Hermes SDG Engagement High Yield Credit Fund, a portfolio of Federated Hermes Adviser Series, as of August 31, 2026, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts October 26, 2026